UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 27, 2013
Date of Report (Date of earliest event reported)

DUMA ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53313	30-0420930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner, Suite 200, Houston, Texas	(Zip Code)
(Address of principal executive offices)	77024

(281) 408-4880
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following board of directors provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

We entered into a Stock Exchange Agreement (the “Agreement”) dated as of November 27, 2013 by and among Duma Energy Corp., a Nevada corporation (“DUMA”), Hydrocarb Corporation, a Nevada corporation (“HCN”), the holders of 100% of the shares of common stock and preferred stock of HCN (the “SELLERS”), and the holders of rights to acquire DUMA common stock (the “RIGHTS HOLDERS”).  This transaction will make HCN a wholly-owned subsidiary of DUMA.

Hydrocarb Corporation is an energy exploration and production company targeting major under-explored oil and gas projects in emerging, highly prospective regions of the world. In August 2012 Duma purchased a 39% working interest in Hydrocarb’s highly prospective 5.3 million acre Owambo Basin concession in northern Namibia.

The Agreement provides that DUMA will acquire 100% of the shares of common stock and preferred stock of HCN from the SELLERS in exchange for an aggregate of 25,190,000 shares of common stock of DUMA and 8,188 shares of a yet to be designated Series A 7% Convertible Voting Preferred Stock of DUMA (the “Preferred Stock”).

The Preferred Stock will have the following features:

-----              a stated value of $400.00 per share

-----              a cash dividend of 7% per annum

-----              common stock equivalent voting power

-----              conversion into common stock at a price of $2.00 per share of common stock

The Agreement further provides that DUMA will issue 22,410,000 shares of common stock to the RIGHTS HOLDERS.  These Rights were previously issued in an unrelated transaction in August 2012.  These Rights are calculated based on our market capitalization from time to time.  Market capitalization triggers have not been reached at this time.  However, we believe that this Rights structure has caused a stock market overhang that has been and would remain detrimental to us.  We have decided to issue those shares to the RIGHTS HOLDERS in connection with the Agreement to eliminate the stock market overhang.

The original terms of the Rights provided that the RIGHTS HOLDERS would receive common stock based on the achievement of market capitalization milestones of DUMA through the year 2022, as follows:

(a)  2,490,000 shares of common stock would have been issued when and if DUMA's 10-day volume-weighted average market capitalization reaches $82,000,000;

(b) a further 7,470,000 shares of common stock would have been issued when and if DUMA's 10-day volume-weighted average market capitalization reaches $196,000,000; and

(c) a further and final 12,450,000 shares of common stock would have been issued when and if Duma's 10-day volume-weighted average market capitalization reaches $434,000,000.

Previously in anticipation of the Agreement, HCN accepted 1,859,879 shares of unregistered DUMA common stock at market value as full payment for DUMA’s indebtedness to HCN in the amount of $3,589,567.  A condition to the closing of the Agreement is that HCN shall have sold its 1,859,879 shares of DUMA common stock.  Other conditions to closing are that:  Hydrocarb Corporation has received an independent resource estimate from Netherland, Sewall & Associates, Inc. on its Namibia Concession;  DUMA shall have received majority shareholder consent to change its name to “Hydrocarb Energy Corporation” and to increase its authorized shares to one billion shares of stock (the current number of authorized shares of DUMA is 500 million shares); and DUMA shall have designated the Series A 7% Convertible Voting Preferred Stock.  We anticipate closing the Agreement during the second week of December 2013.

The Agreement provides that the stock for stock exchanges be an IRS Tax Code 368B tax free exchange of stock for stock and reorganization (26 U.S.C. 368B).

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Stock Exchange Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUMA ENERGY CORP.

Date: December 2, 2013	/s/ Joel Seidner
	Name:	Joel Seidner
	Title:	Secretary